Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Diebold, Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 33-32960, 33-39988, 33-55452, 33-54677, 33-54675, 333-32187, 333-60578, 333-162036, 333-162037 and 333-162049) on Form S-8 of Diebold, Incorporated and subsidiaries, of our reports dated February 22, 2011, with respect to the consolidated balance sheets of Diebold, Incorporated and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Diebold, Incorporated and subsidiaries.

/s/  KPMG LLP

Cleveland, Ohio
February 22, 2011